Exhibit 3

2013

Second Quarter Results

Forward looking information

This presentation contains certain forward?looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward?looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward?looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward?looking statements, whether as a result of new information, future events or otherwise.

UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS,

BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS

Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

2Q13 results highlights

January – June Second Quarter

l?t?l % l?t?l %

Millions of US dollars 2013 2012% var 2013 2012% var

var var

Net sales 7,322 7,373(1%)(1%) 4,006 3,861 4% 3%

Gross profit 2,189 2,107 4% 3% 1,280 1,160 10% 9%

Operating earnings before

690 607 14% 15% 451 363 24% 24%

other expenses, net

Operating EBITDA 1,251 1,273(2%)(1%) 730 702 4% 4%

Free cash flow after

(568)(258)(120%)(86) 21 N/A

maintenance capex

Eighth consecutive quarter with year?over?year operating EBITDA growth

2Q13 operating EBITDA increased by 4%; adjusting for number of working days growth was 2% 1H13 operating EBITDA increased by 4%, adjusting for the effect of the change in pension plan in the Northern Europe region during 1Q12, with a margin expansion of 0.8pp

Consolidated volumes and prices

		6M13 vs. 6M12	2Q13 vs. 2Q12	2Q13 vs. 1Q13
Domestic gray cement	Volume (l-t-l[1])	(3%)	0%	20%
	Price (USD)	2%	3%	(2%)
	Price (l-t-l[1])	3%	2%	(0%)
Ready mix	Volume (l-t-l[1])	(2%)	2%	23%
	Price (USD)	4%	5%	(0%)
	Price (l-t-l[1])	3%	3%	0%
Aggregates	Volume (l-t-l[1])	2%	4%	28%
	Price (USD)	2%	3%	(0%)
	Price (l-t-l[1])	2%	3%	0%

- The higher number of working days during the quarter had a positive contribution of 1.0pp in the year-over-year growth in consolidated volumes for our three core products
- Increase in domestic gray cement volumes in our operations in the U.S., and the South, Central America and the Caribbean, Mediterranean and Asia regions, offset lower volumes in Mexico and Northern Europe
- Consolidated prices of our three core products on a like-to-like basis increased on a year-over-year basis

[1] Like-to-like volumes adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations

4

2Q13 achievements

Eighth consecutive quarter with year?over?year improvement in operating  EBITDA, on a comparable basis

Year?to date adjusted operating EBITDA increased by 4% and adjusted  operating EBITDA margin expanded by 0.8pp

28% alternative fuel substitution rate in our cement operations during  the second quarter

Implementation of targeted cost?reduction initiatives in Mexico and the  Northern Europe region expected to result in savings of about US$100 million during 2H13

5

Second Quarter 2013

Regional Highlights

Mexico

Millions of US dollars	6M13	6M12	% var	l-t-l % var	2Q13	2Q12	% var	l-t-l % var
Net Sales	1,627	1,670	(3%)	(7%)	847	833	2%	(5%)
Op. EBITDA	514	597	(14%)	(18%)	250	300	(17%)	(22%)
as % net sales	31.6%	35.7%	(4.1pp)		29.6%	36.0%	(6.4pp)	

Volume	2013 vs. 2012	2Q13 vs. 2Q12	2Q13 vs. 1Q13
Cement	(8%)	(7%)	10%
Ready mix	(6%)	(3%)	8%
Aggregates	4%	7%	14%

Price (LC)	2013 vs. 2012	2Q13 vs. 2Q12	2Q13 vs. 1Q13
Cement	(2%)	(2%)	(2%)
Ready mix	0%	0%	2%
Aggregates	0%	1%	(1%)

- Volumes affected by low infrastructure investment as well as the uncertainty surrounding the new housing program and tight credit conditions which have affected the formal residential sector
- The industrial-and-commercial sector continued to have a positive performance during the quarter
- Earlier this month, the federal government announced new National Infrastructure Program for 2013-2018 with an expected investment of about US$315 billion
- Nationwide price increase announcements of about 4% on our domestic gray cement and ready mix concrete earlier this month aimed at recovering input cost inflation

7

United States

Millions of

6M13 6M12% var l?t?l % var 2Q13 2Q12% var l?t?l % var

US dollars

Net Sales 1,604 1,480 8% 8% 868 795 9% 9%

Op. EBITDA 99 3 3724% 3724% 80 27 201% 201%

as % net sales 6.2% 0.2% 6.0pp 9.2% 3.3% 5.9pp

2013 vs. 2Q13 vs. 2Q13 vs.

Volume

2012 2Q12 1Q13

Cement 3% 3% 22%

Ready mix 11% 14% 16%

Aggregates 12% 8% 4%

2013 vs. 2Q13 vs. 2Q13 vs.

Price (LC)

2012 2Q12 1Q13

Cement 4% 4% 1%

Ready mix 6% 5% 1%

Aggregates 1% 3% 7%

Quarterly increase in sales and operating EBITDA reflects strong  operating leverage

Fifth consecutive quarter of positive EBITDA generation

The residential and industrial?and?commercial sectors were the main drivers  of demand Prices for our three core products increased sequentially

Northern Europe

Millions of US dollars	6M13	6M12	% var	l-t-l % var	2Q13	2Q12	% var	l-t-l % var
Net Sales	1,846	1,978	(7%)	(6%)	1,088	1,100	(1%)	(2%)
Op. EBITDA	92	180	(49%)	(49%)	108	122	(11%)	(12%)
as % net sales	5.0%	9.1%	(4.1pp)		9.9%	11.1%	(1.2pp)	

Volume	2013 vs. 2012	2Q13 vs. 2Q12	2Q13 vs. 1Q13
Cement	(8%)	(4%)	69%
Ready mix	(8%)	(4%)	48%
Aggregates	(4%)	1%	61%

Price (LC)[1]	2013 vs. 2012	2Q13 vs. 2Q12	2Q13 vs. 1Q13
Cement	(0%)	(0%)	(3%)
Ready mix	2%	2%	(4%)
Aggregates	2%	2%	(7%)

- Cement volume growth during the quarter in the UK, Germany, Scandinavia and the Czech Republic
- Cement prices year-to-date (from December 2012 to June 2013) increased in Germany, Poland, Scandinavia and Latvia, in local-currency terms
- The residential sector was the main driver of demand in Germany and UK supported by low mortgage rates
- In Poland, volumes were affected by adverse weather conditions and a reduction in infrastructure spending; 2Q12 represents a high base of comparison due to activity related to the EURO 2012 championship

[1] Volume-weighted, local-currency average prices

9

Mediterranean

Millions of

6M13 6M12% var l?t?l % var 2Q13 2Q12% var l?t?l % var

US dollars

Net Sales 747 761(2%) 1% 400 384 4% 7%

Op. EBITDA 168 193 (13%)(7%) 94 96 (2%) 4%

as % net sales 22.5% 25.4%(2.9pp) 23.5% 25.0%(1.5pp)

2013 vs. 2Q13 vs. 2Q13 vs.

Volume

2012 2Q12 1Q13

Cement (4%) 5% 14%

Ready mix 5% 8% 6%

Aggregates (2%) 1% 10%

1 2013 vs. 2Q13 vs. 2Q13 vs.

Price (LC) 2012 2Q12 1Q13

Cement 6% 7% 7%

Ready mix 2% 2% 3%

Aggregates 5% 2%(4%)

Increase in cement volumes from our operations in Egypt and UAE  more than offset the decline in Spain and Croatia Growth in year?over?year ready?mix volumes in Israel, Croatia and UAE

Increase in sequential regional prices in our cement and ready?mix In Spain, continued government austerity measures have affected infrastructure spending, while in the residential sector there has been a gradual reduction in inventories In Egypt, domestic gray cement volumes increased on a year?over?year basis driven by informal construction

1 Volume?weighted, local?currency average prices

South, Central America and the Caribbean

Millions of

6M13 6M12% var l t % var 2Q13 2Q12% var tl % var

US dollars

Net Sales 1,059 1,054 1% 3% 561 529 6% 10%

Op. EBITDA 399 367 9% 11% 211 189 12% 15%

as % net sales 37.7% 34.9% 2.8pp 37.6% 35.7% 1.9pp

2013 vs. 2Q13 vs. 2Q13 vs.

Volume

2012 2Q12 1Q13

Cement (1%) 7% 16%

Ready mix (5%)(1%) 15%

Aggregates (1%) 6% 21%

1 2013 vs. 2Q13 vs. 2Q13 vs.

Price (LC) 2012 2Q12 1Q13

Cement 4% 3%(0%)

Ready mix 8% 9% 1%

Aggregates 4% 3%(0%)

Regional operating EBITDA margin expansion due to higher pricing levels  as well as initiatives to improve efficiency and reduce costs Significant improvement from 1Q13 in the operating environment in most of the countries in the region In Colombia, positive performance during the quarter was mainly driven by the residential and the industrial and commercial sectors In Panama, infrastructure was driven by projects including the Panama Canal, the Cinta Costera 3 and the Corredor Norte highway

1 Volume weighted, local currency average prices

Asia

Millions of

6M13 6M12% var ll % var 2Q13 2Q12% var lt % var

US dollars

Net Sales 305 270 13% 10% 162 142 14% 13%

Op. EBITDA 62 42 49% 45% 38 30 29% 27%

as % net sales 20.5% 15.6% 4.9pp 23.5% 20.9% 2.6pp

2013 vs. 2Q13 vs. 2Q13 vs.

Volume

2012 2Q12 1Q13

Cement 4% 6% 14%

Ready mix (1%) 8% 26%

Aggregates 33% 20% 29%

1 2013 vs. 2Q13 vs. 2Q13 vs.

Price (LC) 2012 2Q12 1Q13

Cement 9% 7% 3%

Ready mix 3% 4%(1%)

Aggregates 13% 16% 8%

Regional increase in operating EBITDA driven by higher volumes and  prices Increase in regional cement volumes during the quarter reflects positive performance in the Philippines Sequential regional price increases in cement and aggregates in local currency terms During the quarter, the Philippines experienced record cement volumes driven by positive performance from the residential sector and sustained infrastructure spending

1 Volume weighted, local currency average prices

2Q13 Results

Operating EBITDA, cost of sales and SG&A

January – June Second Quarter

l t l l t l

Millions of US dollars 2013 2012% var 2013 2012% var

% var % var

Net sales 7,322 7,373(1%)(1%) 4,006 3,861 4% 3%

Operating EBITDA 1,251 1,273(2%)(1%) 730 702 4% 4%

as % net sales 17.1% 17.3%(0.2pp) 18.2% 18.2% 0.0pp

Cost of sales 5,134 5,266 3% 2,725 2,701(1%)

as % net sales 70.1% 71.4% 1.3pp 68.0% 70.0% 2.0pp

Operating expenses 1,498 1,501 0% 829 797(4%)

as % net sales 20.5% 20.4%(0.1pp) 20.7% 20.6%(0.1pp)

2Q13 operating EBITDA increased by 4%; adjusting for number of  working days growth was 2% Decline in cost of sales as a percentage of net sales during the quarter reflects a reduction in workforce related to our cost reduction initiatives, as well as lower electricity costs

Free cash flow

January – June Second Quarter

Millions of US dollars 2013 2012% var 2013 2012% var

Operating EBITDA 1,251 1,274 (2%) 730 702 4%

Net Financial Expense 719 681 362 347

Maintenance Capex 149 124 101 74

Change in Working Cap 538 462 207 164

Taxes Paid 408 250 133 76

Other Cash Items (net) 5 15 14 21

Free Cash Flow after Maint.Capex (568)(258)(120%)(86) 21 N/A

Strategic Capex 35 60 8 45

Free Cash Flow (603)(318)(90%)(94)(24)(293%)

Working capital days decreased to 28 days in the first half of  2013 versus 30 days during first half of 2012

Other income statement items

Other expenses, net, of US$106 million during the quarter mainly  included impairment of fixed assets, severance payments as well as a loss in sale of fixed assets

Foreign exchange gain of US$102 million resulting primarily from the fluctuation of the euro and Mexican peso versus the U.S. dollar

Loss on financial instruments of US$52 million related mainly to  CEMEX shares

Second Quarter 2013

Debt Information

Debt related information

During the quarter, there were proceeds from our securitization programs  of about US$110 million

Debt during the quarter reflects a negative foreign exchange conversion  effect of US$13 million

Consolidated debt maturity profile

Total debt excluding perpetual notes1 as of June 30, 2013 US$ 16,476 million

New Facilities Agreement

Millions of

US dollars Other bank / WC debt / Certificados

Bursátiles

6,000 Fixed Income

Convertible Subordinated Notes2

5,000 4,823

4,000

2,878

3,000 2,619 2,693

2,000

1,456 1,547

1,000

383

75

0

2013 2014 2015 2016 2017 2018 2019 ?2020

1 CEMEX has perpetual debentures totaling US$472 million

2 Convertible Subordinated Notes include only the debt component of US$2,084 million. Total notional amount is about US$2,383 million

Appendix

Additional information on debt and perpetual notes

Currency denomination

Interest rate

Mexican peso 2%

Euro 13%

U.S. dollar 85%

Variable 30%

Fixed 70%

Second Quarter First Quarter

Millions of US dollars 2013 2012% Var. 2013

Total debt1 16,476 17,167(4%) 16,528

Short?term 3% 1% 3%

Long?term 97% 99% 97%

Perpetual notes 472 470 0% 471

Cash and cash equivalents 746 625 19% 817

Net debt plus perpetual notes 16,201 17,012(5%) 16,182

Consolidated Funded Debt2 / EBITDA3 5.54 5.58

Interest coverage3 4 2.06 2.06

1 Includes convertible notes and capital leases, in accordance with IFRS

2 Consolidated Funded Debt as of June 30, 2013 was US$14,355  million, in accordance with our contractual obligations under the Facilities Agreement

3 EBITDA calculated in accordance with IFRS

4 Interest expense in accordance with our contractual obligations under the Facilities Agreement

# 6M13 volume and price summary: Selected countries

| | Domestic gray cement 6M13 vs. 6M12 | | | Ready mix 6M13 vs. 6M12 | | | Aggregates 6M13 vs. 6M12 | | |
|---|---|---|---|---|---|---|---|---|---|
| | Volumes | Prices (USD) | Prices (LC) | Volumes | Prices (USD) | Prices (LC) | Volumes | Prices (USD) | Prices (LC) |
| Mexico | (8%) | 3% | (2%) | (6%) | 5% | 0% | 4% | 5% | 0% |
| U.S. | 3% | 4% | 4% | 11% | 6% | 6% | 12% | 1% | 1% |
| Germany | (3%) | (0%) | (1%) | (8%) | 4% | 3% | (4%) | 3% | 2% |
| Poland | (28%) | (2%) | (3%) | (17%) | (4%) | (5%) | (29%) | (14%) | (15%) |
| France | N/A | N/A | N/A | (13%) | 3% | 3% | 0% | 2% | 2% |
| UK | 4% | (6%) | (3%) | 1% | (2%) | 2% | (3%) | (2%) | 1% |
| Spain | (32%) | 5% | 4% | (34%) | (8%) | (9%) | (47%) | (4%) | (4%) |
| Egypt | 7% | (3%) | 11% | (7%) | 0% | 14% | (13%) | 3% | 16% |
| Colombia | (6%) | 4% | 8% | 5% | 6% | 10% | (1%) | (1%) | 2% |
| Panama | 3% | 0% | 0% | (9%) | 7% | 7% | 2% | 11% | 11% |
| Costa Rica | 1% | 14% | 13% | (12%) | 16% | 14% | (8%) | (3%) | (4%) |
| Philippines | 7% | 11% | 8% | N/A | N/A | N/A | N/A | N/A | N/A |

22

# 2Q13 volume and price summary: Selected countries

| | Domestic gray cement 2Q13 vs. 2Q12 | | | Ready mix 2Q13 vs. 2Q12 | | | Aggregates 2Q13 vs. 2Q12 | | |
|---|---|---|---|---|---|---|---|---|---|
| | Volumes | Prices (USD) | Prices (LC) | Volumes | Prices (USD) | Prices (LC) | Volumes | Prices (USD) | Prices (LC) |
| Mexico | (7%) | 5% | (2%) | (3%) | 8% | 0% | 7% | 8% | 1% |
| U.S. | 3% | 4% | 4% | 14% | 5% | 5% | 8% | 3% | 3% |
| Germany | 3% | (0%) | (3%) | (3%) | 6% | 4% | 4% | 5% | 2% |
| Poland | (23%) | 1% | (2%) | (14%) | (3%) | (5%) | (25%) | (12%) | (14%) |
| France | N/A | N/A | N/A | (6%) | 5% | 2% | 2% | 4% | 2% |
| UK | 9% | (5%) | (3%) | 6% | (1%) | 2% | 2% | (1%) | 2% |
| Spain | (31%) | 9% | 6% | (36%) | (3%) | (6%) | (46%) | (4%) | (6%) |
| Egypt | 18% | (3%) | 12% | (2%) | 3% | 19% | 3% | (4%) | 11% |
| Colombia | 3% | 1% | 6% | 8% | 3% | 9% | 3% | (1%) | 4% |
| Panama | 6% | 1% | 1% | (1%) | 9% | 9% | 10% | 9% | 9% |
| Costa Rica | 11% | 12% | 12% | (6%) | 17% | 16% | (7%) | 3% | 2% |
| Philippines | 10% | 7% | 6% | N/A | N/A | N/A | N/A | N/A | N/A |

23

Definitions

6M13 / 6M12: results for the six months of the years 2013  and 2012, respectively.

Cement: When providing cement volume variations, refers to domestic gray  cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement).

LC: Local currency.

Like?to?like percentage variation (l?t?l % var): Percentage variations adjusted for investments/divestments and currency  fluctuations.

Maintenance capital expenditures: investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies.

Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization.

pp: percentage points.

Strategic capital expenditures: investments incurred with the purpose of  increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Contact information

Investor Relations Stock Information

In the United States NYSE (ADS): CX

+1 877 7CX NYSE Mexican Stock Exchange:

In Mexico CEMEXCPO

+52 81 8888 4292 Ratio of CEMEXCPO to

ir@cemex.com CX:10 to 1

Calendar of Events

October 24, 2013 Third quarter 2013 financial results conference call